                                                                    EXHIBIT 10.2

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of January 28, 1999 among U.S. Plastic Lumber Ltd., a Delaware corporation (the "Purchaser"); U.S. Plastic Lumber Corporation, a Nevada corporation ("the Guarantor"); and Andrew Stephens, Robert Thompson and Michael Dahl (collectively, the "Shareholders" and individually, a "Shareholder").

                                    RECITALS

A. The Shareholders own all of the issued and outstanding capital stock of Eaglebrook Products, Inc. (the "Company").

B. The Shareholders wish to sell, and the Purchaser wishes to purchase, all of the issued and outstanding capital stock of the Company upon the terms and subject to the conditions hereinafter set forth.

C. The Guarantor, which is the owner of all the issued and outstanding capital stock of the Purchaser, wishes to enter into the covenants and agreements set forth herein, to induce the Shareholders to enter into this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS

         Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a "Section", "Article", or "Schedule" shall mean the applicable section, article or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article 1 shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied in accordance with past practices.










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         "ACTION" shall mean any claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, actual or threatened in writing, by or before any Governmental Entity or arbitrator and any appeal from any of the forgoing.

         "AFFILIATE" of a Person shall mean any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

         "APPLICABLE TAX LAW" shall mean any Law of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any governmental entity or political subdivision of such jurisdiction charged with interpreting such Laws.

         "BALANCE SHEET" and "BALANCE SHEET DATE" shall have the meanings assigned to such terms in Section 4.4(a).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMMON STOCK" shall mean the authorized class of common stock of Guarantor, $.0001 par value per share.

         "DOL" shall mean the United States Department of Labor.

         "DAMAGES" shall mean any and all losses, liabilities, obligations, costs, expenses, damages of any kind or nature whatsoever (including reasonable attorneys', accountants, and expert's fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article 8 hereof and under Article 8 of the Plastics SPA).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA AFFILIATE" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which the Company is (or at any relevant time was) a member.

         "ENVIRONMENTAL LAWS" shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Substances, including, without limitation, those statutes, laws, rules and regulations set forth below in the definition of "Hazardous Material."

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GOVERNMENTAL ENTITY" shall mean any local, state, federal or foreign
(i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

         "HAZARDOUS MATERIAL" shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect and shall include, without limitation:

                  (a) those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, ET. SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET. SEQ., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 ET. SEQ., and in the regulations promulgated pursuant thereto;

                  (b) those substances defined as "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in the State of Illinois;

                  (c) those substances listed in the United States Department of Transportation Table (49CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor thereto) as hazardous substances (40CFR Part 302 and any amendments thereto);

                  (d) such other substances, materials and wastes that are currently regulated under applicable local, state or federal laws or regulations, or which are currently classified as hazardous or toxic under any Legal Requirement; and

                  (e) any material, waste or substance that is, in whole or in part, (i) petroleum, asbestos, polychorinated biphenyls, methylene chloride, trichorothylene, 1, 2-transdichoroethylene, dioxins or dibenzofurans, (ii) designated as an "extremely hazardous substance"






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pursuant to Section 302 of the Emergency Planning and Community Right-to-Know
Act of 1986, as amended, or (iii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 ET. SEQ. (U.S.C.
Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), or Section 112 or other sections of the Clean Water Act, as amended.

         "IRS" shall mean the United States Internal Revenue Service.

         "INDEBTEDNESS" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency exchange rate (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with generally accepted accounting principles, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal and interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire security therefor; (iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; PROVIDED, HOWEVER, that Indebtedness shall not include any liability for compensation of such Person's employees or for inventory or similar property acquired and consumed in the Ordinary Course or for services or other trade or accounts payable incurred in the Ordinary Course.

         "LEASED REAL PROPERTY" shall mean all real property, including Structures, leased by the Company.

         "LEGAL REQUIREMENTS" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.





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         "LIEN" shall mean all liens (including judgment and mechanics liens, regardless of whether liquidated), mortgages, security interests, pledges, trusts (constructive or other), deeds of trust, options or other encumbrances.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, financial condition, properties, profitability or operations of the subject Person.

          "ORDINARY COURSE" shall mean, when used with reference to the Company, the ordinary course of the Company's business, consistent with past practices.

         "OWNED REAL PROPERTY" shall mean all real property, including Structures, owned by the Company.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "PERMIT" shall have the meaning assigned to such term in Section 4.16.

         "PERMITTED LIENS" shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due, (b) Liens in respect of pledges or deposits under worker's compensation laws or similar legislation, carriers', warehousemen's, mechanic's, laborers' and materialmen's and similar liens, if the obligations secured by such Liens are not then delinquent, and (c) those Liens identified on Exhibit E attached hereto.

         "PERSON" shall mean natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures, Governmental Entities and any other entities.

         "PLASTICS" means Eaglebrook Plastics, Inc., an Illinois corporation.

         "PLASTICS SPA" shall mean the separate Stock Purchase Agreement of even date herewith among Purchaser, Guarantor, Andrew Stephens and Robert Thompson relating to Purchaser's purchase of all of the outstanding capital stock of Plastics.

         "POST-CLOSING PERIOD" shall mean any Tax Period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.

         "PRE-CLOSING PERIOD" shall mean any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.





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         "REAL PROPERTY" shall mean the Owned Real Property and the Leased Real
Property, collectively.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SHARE PERCENTAGE" with respect to any Shareholder shall mean the percentage that the number of Shares held by such Shareholder represents of the total number of Shares outstanding, as set forth on Exhibit A.

         "SHARES" shall mean the shares of common stock of the Company held by the Shareholders.

         "STOCK" shall mean shares of Common Stock issued by the Guarantor to the Shareholders as payment of a portion of the Purchase Price, as contemplated by Article 2 hereof.

         "STRADDLE PERIOD" shall mean any Tax Period that begins before and ends after the Closing Date.

         "STRUCTURE" shall mean any facility, building, plant, factory, office, warehouse structure or other real estate or real property improvement owned or leased by the Company.

         "SUBSIDIARY" of a Person shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person.

         "TAX" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine, penalty or addition thereto, whether disputed or not.

         "TAX RETURN" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.



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         "TAX AUTHORITY" shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision.

         "TAX BENEFIT" shall mean the amount by which a Person's Tax liability is reduced (including any related interest received from a Tax Authority in connection therewith); provided, that (i) in the case of an item for which a deduction is allowed or allowable in the current period, the Tax Benefit with respect to such item shall be deemed to equal the amount of such deduction, loss or expense multiplied by the highest applicable marginal corporate income tax rate under the Applicable Tax Law, and (ii) in the case of an item for which a deduction is allowed or allowable (in whole or in part) in a future period, the Tax Benefit with respect to such item shall be deemed to equal the present value of the amount obtained by multiplying (x) the deduction, expense or loss allowed or allowable with respect to such item for each relevant Tax Period by (y) the highest applicable marginal income tax rate under Applicable Tax Law (provided further that the present value shall be computed using the interest rate on such date imposed on deficiencies paid within 30 days of a notice of proposed deficiency under the Code).

         "TAX PERIOD" shall mean, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Laws.

         "TRANSACTION DOCUMENTS" shall mean all the documents executed pursuant to the transactions contemplated by this Agreement listed on Exhibit F.

2.       PURCHASE AND SALE OF SECURITIES

         2.1 SALE AND DELIVERY. Each Shareholder hereby sells and delivers to Purchaser, and Purchaser hereby purchases and accepts from each Shareholder, free and clear of all Liens, on the terms and conditions set forth in this Agreement, and for the aggregate purchase price described in Section 2.2 below (the "Purchase Price"), good and marketable title to the number of Shares set forth opposite the name of such Shareholder on Exhibit A. The Shares being sold and purchased pursuant to this Agreement constitute all of the outstanding capital stock of the Company.

         2.2 PURCHASE PRICE. The aggregate Purchase Price for all of the Shares, as well as for all the stock of Plastics acquired by Purchaser pursuant to the Plastics SPA, is being paid as follows:


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                  (a) The Shareholders acknowledge previous receipt of a
$250,000 deposit, which is hereby deemed the property of Shareholders without restriction simultaneous with the execution hereof.

                  (b) $8,405,000 in cash is being paid to the Shareholders by the Purchaser simultaneously with the execution hereof.

                  (c) 1,535,051 shares of the Common Stock of the Guarantor, par value $.0001, are being issued to the Shareholders, free and clear of all Liens (except the Stock Escrow Agreement), and are being allocated among the Shareholders as set forth opposite their respective names on Exhibit A. The Stock shall not have been registered pursuant to the Securities Act and shall be subject to the requirements of Rule 145 of the Securities Act and the Registration Rights Agreement attached hereto and incorporated herein by reference as Exhibit B.

                  (d) The Purchaser is issuing to Craig R. Culbertson, Jenner & Block, as agent for the Shareholders, the $4,000,000 Convertible Secured Debenture in the form attached hereto as Exhibit C. The Convertible Secured Debenture is being guaranteed by the Unconditional Guaranty of the Guarantor, and the Unconditional Guaranty of the Company and Plastics substantially in the forms attached hereto as Exhibit D-1 and D-2.

                  (e) The Purchaser shall pay the Shareholders the amounts set forth in Section 2.3 below (as well as the amounts set forth in Section 2.3 of the Plastics Agreement).

         2.3 SECTION 338(h)(10) ELECTION. At the request of Purchaser, the Shareholders shall join the Purchaser in making an election under section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) (the "338(h)(10) Election") with respect to the acquisition of the Company by Purchaser; PROVIDED, HOWEVER, that Shareholders shall not join in the 338(h)(10) Election unless and until Purchaser (1) has paid $121,653 in additional cash consideration to the Shareholders on or prior to April 10, 1999,
(2) has paid $525,072 in additional cash consideration to the Shareholders on or before September 10, 1999, and (3) has paid the amount set forth in Section 2.3 of the Plastics SPA. If Purchaser and the Shareholders join in filing the 338(h)(10) Election, each of Purchaser, the Company, and the Shareholders shall file all Tax Returns in a manner consistent with the allocation of consideration set forth at Exhibit A.




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3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE SHAREHOLDERS

         Each of the Shareholders hereby jointly and severally represents and warrants to, and covenants and agrees with, Purchaser that, as of the date hereof (except as otherwise specifically provided):

         3.1 OWNERSHIP OF SHARES. Such Shareholder owns of record and beneficially the number of Shares set forth opposite the name of such Shareholder on Exhibit A hereto, and has good and marketable title to such Shares free and clear of all Liens.

         3.2 DELIVERY OF GOOD TITLE. By delivery of the Shares being sold by such Shareholder hereunder and delivery of the Purchase Price components therefore, pursuant to this Agreement, Purchaser is receiving good and marketable title to such Shares free and clear of all Liens.

         3.3 EXECUTION AND DELIVERY. Except as set forth on SCHEDULE 3.3, all consents, approvals, authorizations and orders necessary for the execution, delivery and performance by such Shareholder of the Transaction Documents (including, without limitation, the transfer and sale of the Shares to be sold by such Shareholder to Purchaser) have been duly and lawfully obtained, and such Shareholder has full right, power, authority and capacity to execute, deliver and perform the Transaction Documents. The Transaction Documents have been duly executed and delivered by such Shareholder and, assuming the Transaction Documents constitute the valid and binding agreement of the Purchaser and Guarantor, constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         3.4 NO CONFLICTS. Except as set forth on SCHEDULE 3.4, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which such Shareholder is a party or by which such Shareholder or such Shareholder's Shares are bound, or violate any Legal Requirement applicable to or binding upon such Shareholder.

         3.5 NO BROKERS. No broker, finder or similar agent has been employed by or on behalf of such Shareholder in connection with this




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Agreement or the transactions contemplated hereby, and such Shareholder has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.       REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

         The Shareholders hereby jointly and severally represent and warrant to, and covenant and agree with, Purchaser that, as of the date hereof (except as otherwise specifically provided):

         4.1      ORGANIZATION AND GOOD STANDING.

                  (a) The Company has been duly organized and is existing as a corporation in good standing under the laws of the State of Illinois with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on SCHEDULE 4.1(a), such jurisdictions comprising all jurisdictions in which the Company owns or leases any property, or conducts any business, so as to require such qualifications, except where the failure to so qualify would not have a Material Adverse Effect.

                  (b) Except as set forth in SCHEDULE 4.1(b), the Company has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

         4.2 NO CONFLICTS. Except as set forth on SCHEDULE 4.2 attached hereto, the execution, delivery and performance of the Transaction Documents by the Shareholders and the consummation of the transactions contemplated hereby by them will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument of which the Company is a party or by which the Company is bound or affected or to which any of the property or assets of the Company is bound or affected including, without limitation, all arrangements in Section
4.19 hereof, (b) result in the violation of the provisions of the Articles of Incorporation or Bylaws of the Company or any Legal Requirement applicable to or binding upon it, (c) result in the creation or imposition of any Lien upon any property or asset of the Company or (d) otherwise adversely affect the contractual or other legal rights or privileges of the Company. SCHEDULE 4.2 sets forth a list of all agreements requiring the consent of any party thereto to any of the transactions contemplated hereby.

         4.3 CAPITALIZATION. The authorized capital stock of the Company consists solely of shares of common stock having a par value of $0.01 per share, of which only the number of Shares listed on Exhibit A are issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully paid, nonassessable and outstanding and are held by the Shareholders in amounts reflected in Exhibit A hereto. Other than as set forth on SCHEDULE 4.3, (i) there are no existing options, warrants, rights, calls or commitments of any character relating to the shares of common stock or any other capital stock or securities of the Company, (ii) there are no outstanding securities or other instruments convertible into or exchangeable for shares of common stock or any other capital stock or securities of the Company and no commitments to issue such securities or instruments and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of common stock or any other capital stock or securities of the Company. The offer, issuance and sale of the Shares to the Shareholders were (i) exempt from the registration and prospectus delivery requirements of the Securities Act,
(ii) exempt from registration or qualification under the registration or qualification requirements of all applicable state securities laws, and (iii) accomplished in conformity with all other Legal Requirements.

         4.4      FINANCIAL STATEMENTS.

                  (a) SCHEDULE 4.4(a) hereto contains true and complete copies of (i) the unaudited balance sheet (the "BALANCE SHEET") of the Company at November 30, 1998 (the "BALANCE SHEET DATE"), and the related unaudited statements of income for the eleven (11) months then ended, and (ii) the reviewed balance sheet of the Company at December 31, 1997 and December 31, 1996 and the related reviewed statements of income, shareholders' equity and cash flow for the fiscal year then ended (together with the report thereon of Ernst & Young, LLP, independent public accountants)(the financial statements described in clauses (i) and (ii) above are collectively referred to as the "FINANCIAL STATEMENTS").

                  (b) The FINANCIAL STATEMENTS present fairly the financial condition of the Company as of the dates indicated therein and the results of operations and changes in financial position of the Company for the periods specified therein (subject to normal year-end adjustments or other adjustments described in the Financial Statements or notes thereto), have been prepared in conformity with generally accepted accounting principles

(any matters not in accordance with GAAP shall be set forth on SCHEDULE 4.4(b)), applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of the Company and represent only actual, bona fide transactions.

         4.5      TITLE TO PROPERTY; ENCUMBRANCES.

                  (a) The Company has good, valid and marketable title in fee simple to all Real Property and all personal property reflected on the Balance Sheet as owned by the Company, in each case free and clear of all Liens except
(i) as set forth on SCHEDULE 4.5(a), (ii) for sales and other dispositions of inventory in the Ordinary Course since the Balance Sheet Date which, in the aggregate, have not been materially different from prior periods, and (iii) Permitted Liens.

                  (b) SCHEDULE 4.5(b) contains a list of all tangible personal property having a cost or fair market value in excess of Five Thousand Dollars ($5,000.00) owned by the Company as at August 21, 1998 (other than personal property held by the Company as lessee under a personal property lease).

                  (c) SCHEDULE 4.5(c) contains a list of all real property leases, licenses and personal property leases under which the Company is the lessee or licensee, together with (i) the location and nature of each of the leased or licensed properties (including a legal description of all Leased Real Property), (ii) the termination date of each such lease or license, (iii) the name of the lessor or licensor, and (iv) all rental and other payments made or required to be made for the fiscal years ending December 31, 1997 and December 31, 1996. Except as set forth in SCHEDULE 4.5(c), all leases and licenses pursuant to which the Company leases or licenses from others real or personal property are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, to the knowledge of the Shareholders, under any real property lease, personal property lease or license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of FORCE MAJEURE or other claim of excusable delay or nonperformance). True and complete copies of all real property leases, licenses and personal property leases listed on
SCHEDULE 4.5(c) have been delivered or made available to Purchaser heretofore, as well as copies of any title reports, surveys or environmental reports or audits relating to any Leased Real Property. Except as set forth in SCHEDULE 4.5(c), no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement. For the purposes of this Section 4.5(c), a "lease" shall include a sublease.

                  (d) Except where the failure would not have a Material Adverse Effect, and except as set forth in SCHEDULE 4.5(d), all personal property owned by the Company and all personal property held by the Company pursuant to personal property leases is in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained properly within the recommendations and requirements of the manufacturers thereof (if any) and is suitable and appropriate for the use thereof made and proposed to be made by the Company in its business and operations. The Real Property and personal property described in Sections 4.5(a) and 4.5(b) and the Real Property and personal property held by the Company pursuant to the leases and licenses described in SCHEDULE 4.5(c) compromise all of the real property and personal property used in the conduct of business of the Company.

                  (e) Except as set forth in SCHEDULE 4.5(e):

                           (i) The Shareholders are not aware that the Company
is in violation of, or default under, any Legal Requirement pertaining to any of the Real Property, except where the violation does not have a Material Adverse Effect. No written notice of violation of any Legal Requirement, or of any covenant, condition, restriction or easement affecting any Real Property or with respect to the use or occupancy thereof, has been given by any Person to the Company or any of the Shareholders;

                           (ii) To the knowledge of the Shareholders, except as
set forth in SCHEDULE 4.5 (e), all of the Structures (A) are in good operating condition and repair, (B) are adequate and suitable for the purposes for which they are currently and proposed to be used, and (C) are supplied with utilities and other services necessary for the operation of such Structures, and the business conducted by the Company therein, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are maintained in accordance with all Legal Requirements and are provided via appropriate easements in favor of the Company;

                           (iii) No condemnation proceeding is pending or, to
the knowledge of the Shareholders, threatened which would impair the occupancy, use or value of any Real Property;

                           (iv) To the knowledge of the Shareholders, except as
set forth in SCHEDULE 4.5 (e), no Structure, nor the operations of the Company therein or thereon, (A) is located outside of the boundary lines of the described parcel of land on which it is located, (B) is in violation of applicable setback requirements, zoning laws, or ordinances, (C) is subject to "permitted non- conforming use" or "permitted non-conforming structure" classifications, or (D) encroaches on any property owned by, or easement granted in favor of, any Person;

                           (v) Except as set forth in SCHEDULE 4.5(e), there are
no (A) leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other Person the right to acquire, use or occupy any portion of, any Real Property, (B) outstanding options or rights of first refusal to purchase all or any portion of Real Property or interest therein, and
(C) Persons (other than the Company) in possession of any Real Property;

                           (vi) With respect to each item of Leased Real
Property, (A) to the Shareholders' knowledge, the owner thereof has good and marketable title thereto, free and clear of all Liens other than (I) recorded easements, covenants and restrictions that do not materially impair the current use, occupancy or value thereof and (II) the leasehold interest of the Company,
(B) there is adequate ingress and egress (and a continuing right thereto), between paved public rights-of-way and such Leased Real Property, and (C) the Company has not sold, transferred or subjected to a Lien such Leased Real Property or any interest therein.

         4.6      ACCOUNTS RECEIVABLE.

                  All accounts receivable of the Company reflected in the Balance Sheet and all accounts receivable of the Company that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected or written off by the Company since the Balance Sheet Date) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were, to the knowledge of the Shareholders, sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. To the knowledge of the Shareholders, except as set forth in SCHEDULE 4.6, such accounts receivable of the Company are subject to no valid defense, offset or counterclaim and are fully collectible, except to the extent of the allowance for doubtful accounts reflected on the Balance Sheet or currently carried by the Company in its books and records for receivables accrued after the Balance Sheet Date. SCHEDULE 4.6 contains a true and complete aging of the Company's accounts receivable as of the Balance Sheet Date.

         4.7      INVENTORIES.

                  Except as described in SCHEDULE 4.7, all inventories of raw materials, work-in-process and finished goods set forth or reflected in the Balance Sheet or acquired by the Company since the Balance Sheet Date, consist of a quality and quantity usable and saleable in the Ordinary Course, except for slow-moving, damaged or obsolete items and materials of below standard quality, all of which have, to the knowledge of the Shareholders, been written down to net realizable market value or in respect of which adequate reserves have been provided, in each case as reflected in the Balance Sheet (except for write-offs since the Balance Sheet Date) or currently carried by the Company in its books and records for inventory acquired after the Balance Sheet Date. The value at which inventories are carried on the Balance Sheet reflect the normal inventory valuation policy of the Company, as applicable, in accordance with generally accepted accounting principles and on a basis consistent with that of preceding periods, of stating inventory at the lower of cost or market value. The Shareholders are not aware of any specific circumstance existing under which the Company will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality, the inventory necessary to conduct its business in the manner proposed to be conducted, including, without limitation, inventory which historically has been imported.

         4.8      TRADEMARKS, PATENTS, ETC.

                  (a) SCHEDULE 4.8(a) contains a true and complete list of all letters patent, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, grants of a license or right to the Company with respect to the foregoing, both domestic and foreign, registered by the Company (collectively herein, "REGISTERED RIGHTS").

                  (b) Except as described in SCHEDULE 4.8(b), the Company owns or has the right to use the Registered Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, promotional idea, marketing and purchasing strategy, invention, process, confidential data and or other information (collectively herein, "PROPRIETARY INFORMATION") used by the Company in the design, development, manufacture, operation, sale and use of all products and services sold or rendered or currently proposed to be sold or rendered by the Company.

                  (c) SCHEDULE 4.8(c) contains a true and complete list and description of all licenses of or rights to Proprietary Information granted in writing to the Company by others or to others by the Company. Except as described in SCHEDULE 4.8(c), (i) the Company has not sold, transferred, assigned, licensed or subjected to any Lien, any Registered Right or Proprietary Information or any interest therein, and (ii) the Company is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information.

                  (d) There is no claim or demand of any Person pertaining to, or any Action that is pending or, to the Shareholders' knowledge, threatened in writing, which challenges the rights of the Company in respect of any Registered Right or any Proprietary Information.

         4.9      BANKING AND INSURANCE.

                  (a) SCHEDULE 4.9(a) contains a true and complete list of the names and locations of all financial institutions at which the Company maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds thereon.

                  (b) SCHEDULE 4.9(b) contains a true and complete list of the Company's insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Company's business, operations, premises, properties, assets, employees, agents and directors and sets forth, with respect to each such policy, bond and self insurance arrangement, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, a general description of each deductible feature and principal exclusion and the premiums paid and to be paid prior to expiration. The Company has no obligation, liability or other commitment relating to any contract of insurance containing a provision for retrospective rating or adjustment of the Company's premium obligation. To the Shareholders' knowledge, no facts or circumstances exist that would cause the Company to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company or any Shareholder.

         4.10     INDEBTEDNESS.

                  (a) The Company has no liability or obligation for Indebtedness other than as set forth on SCHEDULE 4.10(a), and true and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered or made available to Purchaser heretofore. Except as described in SCHEDULE 4.10(a), no event has occurred and no condition has become known to the Company or any Shareholder (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or a basis of FORCE MAJEURE or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by the Company or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any person to require the Company to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. Except as set forth in SCHEDULE 4.10(a), no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any person to or as a result of the consummation of the transactions contemplated by this Agreement.

                  (b) SCHEDULE 4.10(b) contains a list and brief description of all agreements or instruments pursuant to which any of the Company's directors, employees or shareholders have guaranteed Indebtedness of the Company (the "GUARANTIES"). True and complete copies of all Guaranties have been delivered to Purchaser.

         4.11     JUDGMENTS; LITIGATION.  Except as set forth on SCHEDULE 4.11:

                  (a) There is no (i) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or affecting the Company or its properties, assets or business or (ii) Action pending against or affecting the Company or its properties, assets or business.

                  (b) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of the Company relating to the Company or its business, (ii) Action threatened in writing against or affecting the Company or its properties, assets or business, (iii) Action pending or threatened in writing against the Company's officers, directors or employees relating to the Company or its business or (iv) to the knowledge of the Shareholders, basis for the institution of any Action against the Company or any of its officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect on the Company.

         4.12     INCOME AND OTHER TAXES.  Except as set forth on SCHEDULE 4.12:

                  (a) The Shareholders have duly and timely filed (or have caused to be duly and timely filed) each Tax Return required to be filed with any Taxing Authority which includes or is based upon the assets, operations, ownership or activities of the Company and such Tax Returns were correct and complete in all material respects. All material Taxes which were shown to be due on such Tax Returns have been paid prior to their due dates.

                  (b) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any future payments that will not be deductible under Sections 162(m) or 280G of the Code.

                  (c) None of the assets of the Company (i) is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax,
(ii) secures any debt the interest on which is Tax- exempt under Section 103(a) of the Code, (iii) is required to be or is being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code, (iv) is "limited use property" with the meaning of Revenue Procedure 76-30 or (v) will be treated as owned by any other person pursuant to the provisions of former
Section 168(f)(8) of the Code.

                  (d) The Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

                  (e) To the knowledge of the Shareholders, there are no pending, threatened, or proposed audits, assessments or claims from any Tax Authority for deficiencies, penalties or interest against the Company or any of its assets, operations or activities.

                  (f) The Company does not own, directly or indirectly, any interest in any entity classified as a partnership for United States federal income Tax purposes.

                  (g) The Company has made adequate provision on its book of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and, except for Taxes imposed on the Company as a result of the transactions contemplated by this Agreement, the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the Closing Date.

         4.13 QUESTIONABLE PAYMENTS. Neither the Company nor, to the Shareholders' knowledge, any of its directors, officers, agents, employees or other Person associated with or acting on behalf of the Company has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets,
(d) made any false or fictitious entries on the books of account of the Company,
(e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes.

         4.14     EMPLOYEE BENEFIT MATTERS.

                  (a) SCHEDULE 4.14 contains a complete list of all Plans. For purposes of this Section 4.14, the term "Plan" shall mean any plan maintained by the Company which is either an "employee benefit plan" as defined in Section 3(3) of ERISA or a "fringe benefit plan" as defined in Section 6039D of the Code. True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered or made available previously to Purchaser: (i) the Plan documents; (ii) a written description of any Plan which is not in writing; (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan's most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; (vi) the most recent actuarial report and valuation; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax- exempt under Code
Section 501(c); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and (x) all documents and correspondence received from or provided to the DOL, IRS and PBGC during the past two years.

                  (b) Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. No non-exempt prohibited transaction (as defined in Code
Section 4975 and ERISA Sections 406 and 408) has occurred and no "fiduciary" (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject the Company, any ERISA Affiliate, or any director, officer, or employee thereof to liability under Title I of ERISA or to tax under Code Section 4975. All material obligations required to be performed by the Company and other Person under the terms of each Plan and applicable Legal Requirements have been performed.

                  (c) Except as set forth on SCHEDULE 4.14, all required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely, except when the failure to do so would not have a Material Adverse Effect. With respect to each Plan which is a welfare plan (as defined in ERISA Section 3(1)), the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sections 162(k) and 4980B have been satisfied.

                  (d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of the Company and any ERISA Affiliate. No Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Plan exists.

                  (e) There are no pending or, to the Shareholders' knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against the Company, or any ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and the Shareholders have no knowledge of any facts that could form the basis of any such Action. There is no pending or, to the Shareholders' knowledge, threatened or contemplated Action by any Governmental Entity with respect to any Plan, and the Shareholders have no knowledge of any facts that could reasonably be expected to cause or trigger such an Action.

                  (f) Except as set forth in SCHEDULE 4.14, the Company (or, if applicable, an ERISA Affiliate) may terminate, suspend, or amend each Plan at any time, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Plan. Neither the Company nor any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Company or an ERISA Affiliate (i) will create additional Plans covering employees of the Company or any ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Plan.

                  (g) Neither the Company nor any ERISA Affiliate maintains or has maintained at any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Plan subject to Title IV of ERISA, including, without limitation, any multi-employer plan (as defined in ERISA Section 3(37)), within the past five years, or (ii) except as set forth in SCHEDULE 4.14, funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code Sections 162(k) or 4980B).

                  (h) Except as set forth in SCHEDULE 4.14, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

                  (i) No event has occurred which could subject the Company or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of Seller or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

                  (j) Each Plan which is intended to be qualified under Code
Section 401 has received, within the last five years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.

         4.15     NO UNDISCLOSED LIABILITIES.

                  Except (i) to the extent set forth or provided for in the Balance Sheet or the notes thereto, (ii) as set forth on SCHEDULE 4.15 or (iii) for non-material current liabilities incurred since the Balance Sheet Date in the Ordinary Course, as of the date hereof the Shareholders have no knowledge that the Company has any liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, excluding Taxes with respect to or based upon the transactions or events occurring at or prior to the Closing.

         4.16     PERMITS, LICENSES, ETC.

                  Except where the failure to do so would not have a Material Adverse Effect, the Company possesses, and is operating in compliance with, all material franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and (iii) maintain and operate its Permits (the "PERMITS"). SCHEDULE
4.16 contains a true and complete list of all Permits. Each Permit has been lawfully and validly issued, and no proceeding is pending or, to the Shareholders' knowledge, threatened looking toward the revocation, suspension or limitation of any Permit. Except as set forth in SCHEDULE 4.16, the consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit, and no Permit will require the consent of its issuing authority to or as a result of the consummation of the transaction contemplated hereby.

         4.17     REGULATORY FILINGS.

                  Except where the failure to do so would not have a Material Adverse Effect, the Company has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Company as currently conducted and as proposed to be conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage or production, or disposal of Hazardous Materials. All such registrations, filings and submissions were in compliance with all material Legal Requirements (including all Environmental Laws) and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and, to the Shareholders' knowledge, no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

         4.18     CONSENTS.

                  All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby, that are necessary in connection with the operations and business of the Company as currently conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect, have been lawfully and validly obtained by the Company, except as described in SCHEDULES 4.5(c), 4.10, 4.16 and 4.18 hereto.

         4.19     MATERIAL CONTRACTS; NO DEFAULTS.

                  (a) All outstanding sales orders and sales contracts of the Company have been entered into in the Ordinary Course. Except as described in
SCHEDULE 4.19(a), the Company has not received any advance, progress payment or deposit in respect of any sales order or sales contract, and the Company has no sales order or sales contract that will result, upon completion or performance thereof, in gross margins materially lower than those normally experienced by the Company for the services or products covered by such sales order or sales contract.

                  (b) All outstanding purchase orders and purchase commitments of the Company have been incurred in the Ordinary Course, and, in the estimation of the management of the Company, no purchase order or purchase commitment of the Company is in excess of the normal, ordinary and usual requirements of the business of the Company. To the best knowledge of the Shareholders, there is no current or threatened interruption in raw material supplies which will or could have a material adverse effect on the business of the Company.

                  (c) SCHEDULE 4.19(c) contains a true and complete list of all sales agency, sales representative, distributor, wholesaler, dealer and similar contracts or agreements of the Company, and true and complete copies of the same have been delivered or made available to Purchaser heretofore. Except as described in SCHEDULE 4.19(c), all of such contracts and agreements are terminable at any time by the applicable Company without penalty (including, without limitation, any obligation to repurchase inventories on hand) upon not more than thirty (30) days' notice.

                  (d) SCHEDULE 4.19(d) contains a true and complete list and description of all noncompetition agreements and covenants under which the Company or any of their respective officers or directors or any Shareholder is obligated or to their knowledge, any key employees, and true and complete copies of the same have been delivered or made available to Purchaser heretofore. Except as described in SCHEDULE 4.19(d), the Company is not restricted by any agreement from carrying on its business anywhere in the world (including relocating, closing, or terminating any of its operations or facilities), and no such officer, director, or to their knowledge, any key employee or Shareholder is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his ability to perform diligently his duties to the Company. SCHEDULE 4.19(d) also contains a true and complete list and description of all noncompetition agreements or covenants in favor of the Company, and true and complete copies of the same have been delivered or made available to Purchaser heretofore.

                  (e) SCHEDULE 4.19(e) contains a true and complete list and description of all contracts and agreements, written or oral, of the Company with any officer, director, consultant, employee or Affiliate of the Company, other than those disclosed in SCHEDULE 4.21(a) hereto; in each case a true and complete copy of such written contract or agreement, or a true and complete summary of such oral contract or agreement has been delivered to Purchaser heretofore.

                  (f) SCHEDULE 4.19(f) contains a true and complete list and description of all other material written contracts and agreements of the Company by which it or its properties, rights or assets are bound that are not otherwise disclosed in this Agreement or the Schedules hereto. True and complete copies of such written contracts and agreements have been delivered or made available to Purchaser heretofore. For the purposes of this subsection (f), "material" means any contract or agreement (i) that involves payments or receipts by the Company in excess of ten thousand dollars ($10,000), or (ii) involves capital expenditures in excess of ten thousand dollars ($10,000).

                  (g) Except as described in SCHEDULE 4.19(g):

                           (i) each agreement or contract described above in this Section 4.19 is legal, binding and enforceable against the Company and, to the knowledge of the Shareholders, against the other party thereto and is in full force and effect;

                           (ii) no event or condition has become known to the Company or any Shareholder that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of FORCE MAJEURE or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by the Company or any other Person under any such contract or agreement; and

                           (iii) to the knowledge of the Shareholders, no person with whom the Company has such a contract or agreement is in default thereunder or has failed to perform fully thereunder by reason of FORCE MAJEURE or other claim of excusable delay, termination or nonperformance thereunder, the delay, termination or nonperformance of which, or a default under which, has had or may have a Material Adverse Effect.

         4.20     ABSENCE OF CERTAIN CHANGES.

                  Since November 30, 1998, except as disclosed in SCHEDULE 4.20, the Company has not, to the knowledge of Shareholders: (i) incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course which, individually or in the aggregate, are not material; (ii) subjected to or permitted a Lien (other than a Permitted Lien) upon or otherwise encumbered any of its assets, tangible or intangible; (iii) sold, transferred, licensed or leased any of its assets or properties except in the Ordinary Course; (iv) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the Ordinary Course; (v) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course; (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) causing a Material Adverse Effect; (vii) entered into any material transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course; (viii) made or suffered any change in its condition (financial or otherwise), properties, prospects or operations other than changes, events or conditions in the Ordinary Course or which (individually or in the aggregate) has not had or may not have a Material Adverse Effect; (ix) made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (x) other than in the Ordinary Course, made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party; (xi) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant; (xii) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee other than pursuant to an agreement disclosed on SCHEDULE 4.21(a) or
SCHEDULE 4.21(b) or other than in the Ordinary Course, or paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer or director of the Company or any consultant to the Company; (xiii) changed or suffered change in any benefit plan or labor agreement affecting any employee of the Company otherwise than to conform to Legal Requirements; or (xiv) entered into any agreement or otherwise obligated itself to do any of the foregoing.

         4.21     EMPLOYEES AND LABOR MATTERS.

                  (a) SCHEDULE 4.21(a) contains a true and complete list of all contracts, agreements and plans pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of the Company's property and related matters of the Company with any current or former officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered or made available to Purchaser heretofore. Attached to SCHEDULE 4.21(a) is the most current copy of the employee handbook utilized by the Company and distributed to each of its employees.

                  (b) SCHEDULE 4.21(b) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which the Company is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore.

                  (c) Except as set forth on SCHEDULES 4.21(a) and 4.21(b), neither Purchaser nor the Company will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of the Company from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of the Company at or prior to the Closing.

                  (d) There is not occurring or, to the Shareholders' knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against either Company or its premises or products. Except for activities by the unions that are parties to any of the agreements listed on SCHEDULE 4.21(b) with respect to the existing members of such unions, to the Shareholders' knowledge, no union or other labor organization has attempted to organize any of the employees of the Company.

                  (e) The Company has complied in all material respects with all Legal Requirements relating to employment and labor, and, to the Shareholders' knowledge, no facts or circumstances exist that could provide a reasonable basis for a judgement of wrongful termination relating to any current or former employee of the Company against the Company.

         4.22     AFFILIATION.

                  Except as disclosed on SCHEDULE 4.22, none of the Shareholders, any officer, director, Shareholder or Affiliate of the Company has, directly or indirectly, (i) an interest in any Person that (A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by the Company or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, the Company any goods or services or (ii) a beneficial interest in any contract or agreement to which the Company is a party or by which the Company or any of the assets of the Company are bound or affected.

         4.23     PRINCIPAL CUSTOMERS AND SUPPLIERS.

                  (a) SCHEDULE 4.23(a) contains a true and complete list of the name and address of each customer that purchased in excess of five percent (5%) of the Company's sales of goods or services during the twelve months ended on the Balance Sheet Date, and, except as set forth on SCHEDULE 4.23(a), since that date no such customer has terminated its relationship with or materially curtailed its purchases from the Company or indicated in writing (for any reason) its intention so to terminate its relationship or materially curtail its purchases.

                  (b) SCHEDULE 4.23(b) contains a true and complete list of each supplier from whom the Company purchased in excess of five percent (5%) of the Company's purchases of goods or services during the twelve months ended on the balance Sheet Date, and, except as set forth on SCHEDULE 4.23(b), since that date no such supplier has terminated its relationship with or materially curtailed its accommodations, sales or services to the Company or indicated in writing (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

         4.24     COMPLIANCE WITH LAW.

                  Except as set forth in SCHEDULE 4.24, through and including the date hereof, the Company (i) has not violated or conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any material Legal Requirement, (ii) to the Shareholders' knowledge, has not been alleged to be in violation of any material Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any material Legal Requirement.

         4.25     PRODUCT RETURNS.

                  SCHEDULE 4.25 contains a true and complete description of the product return experience of the Company for the immediately preceding twelve
(12) months. The Company has not experienced any product returns which have had or is reasonably likely to have a Material Adverse Effect.

         4.26     PRODUCT LIABILITY AND PRODUCT WARRANTY.

                  SCHEDULE 4.26 hereto contains a true and complete description of (i) all written warranties granted or made with respect to products sold, or services rendered, by the Company and (ii) the Company's product liability and product warranty experience for the last three years. The Company has not suffered any product liability or product warranty claims which have had a Material Adverse Effect.

         4.27     CORPORATE RECORDS.

                  The copies or originals of the Articles of Incorporation, Bylaws, minute books and stock records of the Company previously delivered to, or made available for inspection by, Purchaser are true, complete and correct.

         4.28     HAZARDOUS MATERIALS.

                  Except as set forth on SCHEDULE 4.28:

                  (a) To the Shareholders' knowledge, no Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed or on or under any Real Property currently or previously owned or leased by the Company or is presently located on or under any Real Property, (ii) is presently maintained, used, generated, or permitted to remain in place by the Company in violation of any Environmental Law, (iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by the Company, given the nature of its present condition, location, nature, material or maintenance, in a manner different from that currently conducted by the Company, or (iv) is of a type, location, material, nature or condition which requires special notification to Government Entities by the Company under Environmental Law.

                  (b) No notice, citation, summons or order has been received by the Company or any Shareholder, no notice has been given by the Company and no complaint has been filed, no penalty has been assessed and no investigation or review known to the Shareholders is pending or threatened by any Governmental Entity, with respect to (i) any alleged violation by the Company of any Environmental Law (ii) any alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company of any Hazardous Material.

                  (c) The Company has not received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

                  (d) No above-ground or underground storage tanks, whether or not in use, are or have ever, to the knowledge of Shareholders, been located at any Real Property currently owned or leased by the Company, except as set forth in SCHEDULE 4.28.

                  (e) No notice has been received by the Company with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by the Company on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

                  (f) To the knowledge of the Shareholders, there have been no environmental inspections, investigations, studies, tests, review or other analyses conducted in relation to any Real Property since the Company has occupied the Real Property, except as set forth in SCHEDULE 4.28.

                  (g) The Company has not released, transported, or arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by the Company, except in accordance with applicable laws.

         4.29     BROKERS' FEES.

                  No broker, finder or similar agent has been employed by or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and the Company has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

         4.30     DISCLOSURE.

                  (a) There is no fact that the Shareholders have not disclosed to Purchaser in writing that has had or, insofar as any Shareholder can now foresee, may have a Material Adverse Effect on the ability of any Shareholder to perform fully this Agreement.

                  (b) To the extent that any representation or warranty in this
Article 4 is qualified to the Shareholders' "knowledge," such "knowledge" shall be limited to the actual knowledge of the Shareholders, as well as knowledge, if any, which could be reasonably expected to be obtained by the Shareholders assuming they have made a reasonable investigation sufficient to express an informed view concerning the matters to which such representation or warranty relates, including reasonable inquiries of the Company's officers, directors and key employees.

5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser and Guarantor hereby jointly and severally represent and warrant to, and covenant and agree with, each of the Shareholders that, as of the date hereof (except as otherwise specifically provided):

         5.1      CORPORATE ORGANIZATION AND QUALIFICATION.

                  Each of Guarantor and its subsidiaries, including Purchaser, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Each of Guarantor and its subsidiaries, including Purchaser, has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. Guarantor and the Purchaser have heretofore made available to the Shareholders complete and correct copies of their Articles of Incorporation and By-Laws. Set forth in SCHEDULE 5.1 is a list of all subsidiaries of Guarantor and the jurisdictions in which Guarantor and each of its subsidiaries are qualified or otherwise authorized to do business.

         5.2      CAPITALIZATION.

                  The authorized capital stock of Guarantor consists of (i) 50 million shares of Common Stock of which, as of December 31, 1998, 18,201,349 shares of Common Stock are issued and outstanding and (ii) 5 million shares of preferred stock, par value $.001 per share, 382,794 of which are issued or outstanding. All of the outstanding shares of capital stock of Guarantor have been duly authorized and validly issued and are fully paid and nonassessable. Other than as set forth in SCHEDULE 5.2, as of the date hereof all outstanding shares of capital stock of Guarantor's subsidiaries are owned by Guarantor or a direct or indirect wholly owned subsidiary of Guarantor, free and clear of all liens, charges, encumbrances, claims and options of any nature. Other than as set forth on SCHEDULE 5.2, and as of December 31, 1998, there are not any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which Guarantor or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Guarantor or any of its subsidiaries.

         5.3      ISSUANCE OF STOCK.

                  The issuance of 1,535,051 shares of Stock to the Shareholders by the Guarantor has been duly authorized and said shares are validly issued, fully paid and nonassessable and based upon the outstanding capital stock as of December 31, 1998, said 1,535,051 shares represent approximately 7.7% of all the outstanding capital stock of the Guarantor (determined immediately after the issuance).

         5.4      AUTHORITY RELATIVE TO THE TRANSACTION DOCUMENTS

                  Each of the Purchaser and Guarantor has the requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby. The Transaction Documents and the consummation by each of the Purchaser and Guarantor of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Purchaser and Guarantor, as the case may be, and no other corporate proceedings on the part of the Purchaser or Guarantor are necessary to authorize the Transaction Documents or to consummate the transactions contemplated hereby. The Transaction Documents have been duly and validly executed and delivered by the Purchaser and Guarantor and, assuming the Transaction Documents constitute the valid and binding agreement of the Shareholders, constitutes a valid and binding agreement of each of the Purchaser and Guarantor, enforceable against the Purchaser and Guarantor in accordance with their terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         5.5      NO CONFLICTS.

                  The execution, delivery and performance of the Transaction Documents and the consummation by Guarantor or the Purchaser of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of the respective Articles of Incorporation or By-Laws of Guarantor or any of its subsidiaries; (b) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument of which Guarantor or the Purchaser is a party or by which Guarantor or the Purchaser is bound or affected by; (c) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any material note, license, agreement or other instrument or obligation to which the Guarantor or any of its subsidiaries or any of their assets may be bound; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Guarantor or any of its subsidiaries or to any of their respective assets.

         5.6      SEC REPORTS:  FINANCIAL STATEMENTS; ABSENCE OF LIABILITIES.

                  (a) Prior to and as of the date of this Agreement, Guarantor has timely filed all forms, reports and documents required to be filed by it with the SEC pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the "GUARANTOR SEC REPORTS"). None of the Guarantor SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The consolidated balance sheets and the related statements of consolidated income, shareholders' equity and cash flows (including the related notes thereto) of Guarantor included in the Guarantor SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Guarantor and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

                  (c) Except as and to the extent set forth on the consolidated balance sheet of Guarantor and its subsidiaries at September 30, 1998, including the notes thereto, contained in the Guarantor SEC Reports (the "Guarantor September 30 Balance Sheet"), neither the Guarantor nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since September 30, 1998 or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (d) Except as may be set forth on SCHEDULE 5.6, neither Guarantor nor any of its subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) under any contract, order or commitment expected to be or previously performed at a loss or other contingent liability except for (i) expected losses and contingent liabilities known to Guarantor for which adequate reserves are reflected in the Guarantor September 30 Balance Sheet or (ii) those which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         5.7      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  As of the date of this Agreement, except as disclosed in the Guarantor SEC Reports, as set forth in SCHEDULE 5.7 or contemplated by this Agreement and to the best knowledge of Guarantor and Purchaser, since September 30, 1998: (i) the business of Guarantor and the Purchaser has been carried on only in the ordinary and usual course and in a manner consistent with past practices (ii) neither Guarantor nor the Purchaser has suffered any Material Adverse Effect, or any event, occurrence or circumstance having a reasonable possibility of resulting in a Material Adverse Effect; (iii) there has not been any revaluation by Guarantor or the Purchaser of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) there has not been any entry by Guarantor or the Purchaser taken as a whole other than those in the ordinary course of business; (v) there has been no change by Guarantor or the Purchaser in accounting principles, practices or methods except as disclosed on SCHEDULE 5.7; and (vi) there has not been any declaration, setting aside or payment of any dividend or other acquisition by Guarantor of any of its shares of capital stock or any direct or indirect redemption, purchase or other acquisition by Guarantor of any of its shares of capital stock.

         5.8      LITIGATION.

                  As of the date hereof:

                  (a) there is no (i) outstanding judgement, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or affecting Guarantor or any of its subsidiaries or any of their respective properties, assets or businesses or (ii) Action pending against or affecting Guarantor or any of its subsidiaries or any of their respective properties, assets or businesses; and

                  (b) there is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of Guarantor or any of its subsidiaries relating to Guarantor or any of its subsidiaries or their respective businesses, (ii) Action threatened against or affecting Guarantor or any of its subsidiaries or any of their respective properties, assets or businesses, (iii) Action pending or threatened against Guarantor or its officers, directors or employees relating to Guarantor or any of its subsidiaries or its business or (iv) basis for the institution of any Action against Guarantor or any of its subsidiaries or any of their officers, directors, employees, properties or assets which, if decided adversely, could reasonably be expected to have a Material Adverse Effect.

         5.9      COMPLIANCE WITH LAWS AND REGULATIONS.

                  (a) Except as disclosed in SCHEDULE 5.9, Guarantor and each of its subsidiaries are in compliance in all material respects with all applicable Legal Requirements.

                  (b) To the knowledge of Guarantor, there are no pending or threatened claims nor any reasonable basis for claims against Guarantor or any of its subsidiaries under any Legal Requirements relating to health, safety or the environment, except as detailed in SCHEDULE 5.9.

         5.10     INVESTMENT PURPOSES.

                  The Purchaser is acquiring the Shares for its own account and without a view to the sale or distribution thereof. The Purchaser acknowledges that the Shares have no trading market, are not freely tradable and have not been registered under the Securities Act, or under any other federal or state securities or other Legal Requirement.

6.       ADDITIONAL COVENANTS

         6.1      EXPENSES.

                  Except for Taxes (liability for which is allocated pursuant to Section 6.7 of this Agreement), all costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same. The Company may pay any such fees and expenses prior to the Closing.

         6.2      PUBLICITY; EMPLOYEE COMMUNICATIONS.

                  At all times from and after the date hereof, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of the Company or any third party with respect to this Agreement or the transactions contemplated hereby; PROVIDED, HOWEVER, that no party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, financing sources and others to the extent necessary or appropriate so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of the terms of this Section 6.2. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

         6.3      FURTHER ASSURANCES.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                  (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholders, Purchaser and Guarantor, as the case may be, shall take or cause to be taken all such necessary or appropriate action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or appropriate documentation.

         6.4      POST-TERMINATION EMPLOYMENT.

                  Except for the employment agreement to be executed by each Shareholder, each Shareholder acknowledges and agrees that after the Closing (a) neither Purchaser nor the Company shall be required to employ or retain any employee of the Company or any other Person, and (b) Purchaser, in its sole and absolute discretion, may cause the Company to retain all, some, or none of such employees. Notwithstanding the foregoing, however, the Company, Plastics and Guarantor are entering into agreements with certain employees of the Company and/or Plastics, which agreements are identified in Exhibit G attached hereto. Certain of those agreements provide for the issuance of Common Stock to the subject employees where the employee's right to the Common Stock vests after designated periods of time. Purchaser and Guarantor covenant and agree that 50 percent of the shares of any such Common Stock which, at the end of the subject vesting period, does not vest in or otherwise become the property of the subject employee shall instead be immediately reissued to the Shareholders (or their designees) as the Shareholders may direct.

         6.5      ACCESS TO INFORMATION.

                  The Purchaser and the Guarantor agree that from and after the Closing, the Shareholders shall, on a reasonable basis, have full and free access to the books and records of the Company relating to operations through the date hereof.

         6.6 PERSONAL GUARANTEES. Purchaser will utilize its reasonable efforts to have the Shareholders removed from any personal guarantees they may have executed to secure loans to the Company.

         6.7      TAX COVENANTS.

                  (a)      Liability for Taxes

                           (i) The Shareholders shall be liable for, and shall
indemnify, defend and hold Purchaser harmless from and against, any and all Taxes imposed on or with respect to the Company or its assets, operations or activities for any Pre-Closing Period, other than: (1) Taxes provided for on the Company's books of account, (2) Taxes accrued on the Balance Sheet, and (3) Taxes imposed on the Company as a result of the transactions contemplated by this Agreement (including, but not limited to, liability for Taxes under Section 1374 of the Code or any similar provision of Applicable Tax Law); provided however, that such indemnity, defense and hold harmless is part of, and is expressly subject to all the terms and limitations set forth in Article 8 below applicable to indemnification claims therein.

                           (ii) Purchaser shall be liable for, and shall
indemnify, defend and hold the Shareholders harmless from and against, any and all Taxes imposed on or with respect to the Company or its operations, ownership, assets or activities for any Post-Closing Period, and the following Taxes of the Company attributable to Pre-Closing Periods: (1) Taxes provided for on the Company's books of account, (2) Taxes accrued on the Balance Sheet, and
(3) Taxes imposed on the Company (other than relating to matters referred to in Section 6.4 above) as a result of the transactions contemplated by this Agreement (including, but not limited to, liability for Taxes under Section 1374 of the Code or any similar provision of Applicable Tax Law).

                           (iii) Tax items shall be apportioned between
Pre-Closing Periods and Post- Closing Periods based on a closing of the books and records of the Company as of the Closing Date (provided that (a) depreciation, amortization and depletion for any Straddle Period shall be apportioned on a daily PRO RATA basis and (b) any Taxes imposed on a periodic basis (including real property Taxes, but not including Taxes based on income and receipts) for any Straddle Period shall be apportioned on a daily PRO RATA basis).

                  (b)      Preparation of Tax Returns

                           (i) The Shareholders shall have the right and
obligation to timely prepare and file, and cause to be timely prepared and filed, when due, any Tax Return that is required to include the operations, ownership, assets or activities of the Company for Tax Periods ending on or before the Closing Date. Purchaser shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all Tax Returns that are required to include the operations, ownership, assets or activities of the Company for any Tax Period ending after the Closing Date (including Straddle Period Returns).

                           (ii) The Shareholders shall prepare and provide to
Purchaser such Tax information as is reasonably requested by Purchaser with respect to the operations, ownership, assets or activities of the Company for Straddle Periods to the extent such information is relevant to any Tax Return which Purchaser has the right and obligation hereunder to file.

                  (c)      Amended Tax Returns

                           (i) Any amended Tax Return or claim for Tax refund
with respect to the operations, ownership, assets or activities of the Company for any Pre-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by the Shareholders who shall not be obligated to make (or cause to be made) such filing. The Shareholders shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of Purchaser for any Tax Period.

                           (ii) Any amended Tax Return or claim for Tax refund
for any Straddle Period shall be filed by the party responsible for filing the original Tax Return hereunder if either Purchaser or the Shareholders so request, except that such filing shall not be done without the consent (which shall not be unreasonably withheld or delayed) of Purchaser (if the request is made by the Shareholders) or of the Shareholders (if the request is made by Purchaser).

                           (iii) Any amended Tax Return or claim for Tax refund
with respect to the operations, ownership, assets or activities of the Company for any Post-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by Purchaser, who shall not be obligated to make (or cause to be made) such filing. Purchaser shall not, without the prior written consent of the Shareholders (which consent shall not be unreasonably withheld or delayed) file, or cause to be filed, any such filing to the extent that such filing, if accepted, reasonably might change the Tax liability of the Shareholders for any Tax Period.

                  (d)      Interperiod Adjustments

                  If, upon examination by any Tax Authority of any Tax Return of the Company for any Tax Period, an item of deduction, credit or expense is disallowed in a Pre-Closing Period for which the Shareholders are or may be liable for Taxes hereunder, (or an item of income is required to be recognized on a Tax Return with respect to such Pre-Closing Period which was not reported on the Tax Return), in either such case resulting in a Tax detriment suffered by the Company and such disallowance (or recognition) results in a Tax Benefit to the Company or its Affiliates in a Post- Closing Period, then the Company (or such one or more persons as it shall nominate) shall pay to the Shareholders the amount of such Tax Benefit. The provisions of this Section 6.7 shall MUTATIS MUTANDIS apply where an item of deduction, credit or expense is disallowed in a Post-Closing Period (or an item of income is required to be recognized in a Post-Closing Period) and such disallowance or (recognition) results in a Tax Benefit to the Shareholders in a Pre-Closing Period, as they apply where the Purchaser and its Affiliates receive a Tax Benefit.

                  (e)      Carrybacks and Carryforwards

                           (i) Unless the Shareholders, in their sole and
absolute discretion, consent, Purchaser shall not and shall not permit the Company to carry back any losses or credits accruing after the Closing Date to any Tax Return of the Shareholders or the Company for any Pre-Closing Period. Purchaser shall and shall cause the Company to make any elections and take all such actions necessary to avoid any such carry back.

                           (ii) The Shareholders shall not be liable hereunder
for any decrease to any net operating loss carry forward or any other Tax attributes available to the Company resulting from adjustments to any item of income, deduction, credit, or exclusion on Tax Returns for which the Shareholders are responsible.

                  (f) Purchaser will cause appropriate employees of the Company to prepare usual and customary Tax Return packages with respect to the Tax Period beginning January 1, 1999 and ending as of the Closing Date. Purchaser will use its commercially reasonable efforts to cause such Tax Return packages to be delivered to the Shareholders on or before March 15, 1999.

                  (g) If Purchaser or the Company receives a Tax refund with respect to Taxes of the Company attributable to a Pre-Closing Period (other than a Tax refund accrued on the Balance Sheet), Purchaser shall pay, within the thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund to the Shareholders. If the Shareholders receive a Tax refund with respect to Taxes of the Company attributable to any Post-Closing Tax Period, the Shareholders will pay, within thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund to Purchaser.

         6.8      TAX CONTROVERSIES; COOPERATION

                  (a) The Shareholders shall control any audit, dispute, administrative, judicial or other proceeding related to Tax Returns filed for Pre-Closing Periods and Straddle Periods of the Company and Purchaser shall control any audit, dispute, administrative, judicial or other proceeding related to Tax Returns filed for Post-Closing Periods of the Company. Subject to the preceding sentence, in the event an adverse determination may result in each party having responsibility for any amount of Taxes, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder. For purposes of this Section 6.8, the term "participation" shall include (i) participation in conferences, meetings or proceedings with any Tax Authority, the subject matter of which includes an item for which such party may have liability hereunder,
(ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and
(ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

                  (b) Purchaser and the Shareholders shall not agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Taxes (or right to a Tax Benefit) hereunder of the other party, without such other party's consent (which consent shall not be unreasonably withheld or delayed).

                  (c) Purchaser and the Shareholders shall bear their own expenses incurred in connection with audits and other administrative judicial proceedings relating to Taxes for which such party and its Affiliates are liable.

                  (d) The Shareholders on the one hand, and Purchaser and the Company on the other, shall cooperate (and cause their affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company, including
(i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to the Company available to the other party. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until one year after the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax Period to which such Tax Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

7.       AMENDMENT AND WAIVER

         7.1      AMENDMENT.

                  This Agreement may be amended at any time but only by a written instrument executed by Purchaser and all the Shareholders. Any amendment effected pursuant to this Section 7.1 shall be binding upon all parties hereto.

         7.2      WAIVER.

                  Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 7.2 shall be binding upon all parties hereto. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement.

8.       INDEMNIFICATION

         8.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  The representations and warranties of the parties hereto contained in this Agreement shall survive until the first anniversary of the date hereof.

         8.2      INDEMNIFICATION.

                  (a) The Shareholders, jointly and severally, covenant and agree, subject to the other terms of this Article 8, to defend, indemnify and hold harmless Purchaser, the Company, and the Guarantor (collectively the "USPL Parties") from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by any Shareholder in this Agreement unless and except that such inaccuracy or breach is a direct result of changes made by any USPL Parties in accounting methods or estimates utilized in financial reporting of the Company; or (ii) the failure of any Shareholder to perform or observe fully any covenant, agreement or provision to be performed or observed by such Shareholder pursuant to this Agreement.

                  (b) Purchaser and Guarantor, jointly and severally, covenant and agree to defend, indemnify and hold harmless the Shareholders from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Purchaser or Guarantor in this Agreement; (ii) the failure by Purchaser or Guarantor to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; or (iii) any adjustment by a Tax Authority to the Tax liability of any Shareholder, to the extent such adjustment would not have been made but for the fact that the Shareholders joined the Purchaser in making the 338(h)(10) Election.

                  (c) The amount of any Damages for which indemnification is provided under this Article 8 and Article 8 of the Plastics SPA shall be computed net of any Tax Benefits available to be utilized by the Indemnified Party in connection with such Damages.

         8.3      THIRD PARTY CLAIMS.

                  (a) If any party entitled to be indemnified pursuant to
Section 8.2 (an "INDEMNIFIED PARTY") receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any Action (any such claim or Action being referred to herein as an "INDEMNIFIABLE CLAIM") with respect to which another party hereto (an "INDEMNIFYING PARTY") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "CLAIM NOTICE") of the Indemnifiable Claim; PROVIDED, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted from or were caused by such failure.

                  (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; PROVIDED, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and
(ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

                  (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; PROVIDED, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

         8.4      TIME FOR ASSERTING INDEMNIFICATION CLAIM.

                  Notwithstanding anything in this Agreement to the contrary, all claims against the Shareholders for indemnification under this Article 8 must be asserted by the USPL Parties by delivery of written notice so as to be received by the Shareholders on or prior to the first anniversary of the date hereof. The written notice of a claim for indemnification shall set forth the basis of the claim and the amount of Damages incurred. No claim for Damages shall be brought or asserted after the first anniversary of the date hereof.

         8.5      THRESHOLD FOR CLAIM AGAINST SHAREHOLDERS.

                  No indemnification shall be payable under this Agreement by the Shareholders unless the aggregate Damages incurred by the USPL Parties hereunder and under the Plastics SPA exceeds $50,000.00, and then only to the extent of such excess but subject to the recourse limitation in
Section 8.6 herein and Section 8.6 of the Plastics SPA.

         8.6      RECOVERY AGAINST SHAREHOLDERS LIMITED.

                  Notwithstanding anything in this Agreement, the Plastics SPA or any other document to the contrary, any recourse against the Shareholders pursuant to this Agreement, the Transaction Documents, the Plastics SPA, any documents or instruments pursuant to the Plastics SPA or at law, equity or otherwise shall be limited solely to the 200,000 shares of Stock deposited in escrow pursuant to the Escrow Agreement. There is no recourse directly against the Shareholders.

         8.7      USPL PARTIES' EXCLUSIVE REMEDY AGAINST SHAREHOLDERS; WAIVER.

                  The USPL Parties' remedy against the Shareholders pursuant to this Agreement, the Transaction Documents, the Plastics SPA, any documents or instruments pursuant to the Plastics SPA or at law, equity or otherwise is limited solely to the indemnification provided in this Article 8 and in Article 8 of the Plastics SPA and is the only remedy of the USPL Parties against the Shareholders. The Purchaser and Guarantor acknowledge that (i) the Shareholders have not made any representations or warranties other than as expressly made by the Shareholders in Articles 3 and 4 hereof and in Articles 3 and 4 of the Plastics SPA, (ii) the Purchaser and Guarantor have made their own independent examination, investigation analysis and evaluation of the Company and have undertaken such due diligence, including, but not limited to, a review of the assets, liabilities, books, records and contracts of the Company as the Purchaser and Guarantor deem adequate, (iii) the USPL Parties' Damages, if any, may be greater than the liquidation value of the 200,000 shares of Stock deposited in escrow pursuant to the Escrow Agreement, and (iv) the USPL Parties' right of indemnification under this Article 8 and Article 8 of the Plastics SPA is the USPL Parties' exclusive remedy. The USPL Parties hereby expressly waive any right to proceed directly against the Shareholders and waive all rights and remedies whatsoever, whether by statute, rule, regulation, in tort or otherwise, against the Shareholders except for the right of indemnification under this
Article 8 and Article 8 of the Plastics SPA which is limited solely to recourse against the shares of Stock deposited in escrow pursuant to the Escrow Agreement.

9.       GENERAL PROVISIONS

         9.1      NOTICES.

                  All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                           (a)      If to the Guarantor or Purchaser,
                                      addressed to:
                                    U. S. Plastic Lumber Corporation
                                    2300 W. Glades Road
                                    Suite 440W
                                    Boca Raton, Florida 33431
                                    Attention: Bruce C. Rosetto, Vice President
                                               and General
Counsel

                                    Telecopy: (561)394-5335

                           (b) If to any Shareholder, to the address set forth below such Shareholder's name on Exhibit A hereto:

                                    With a copy to:
                                    Craig R. Culbertson
                                    Jenner & Block
                                    One IBM Plaza
                                    Chicago, IL  60611
                                    Telecopy:  312-923-2637

         9.2      SEVERABILITY.

                  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

         9.3      ENTIRE AGREEMENT.

                  This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, among the parties with respect to such subject matter.

         9.4      SUCCESSORS AND ASSIGNS.

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns; provided, however, that no party shall directly or indirectly transfer or assign any of such parties' respective rights hereunder in whole or in part without the prior written consent of the other parties, and any such transfer or assignment without said consent shall be void, AB INITIO. Subject to the immediately preceding sentence, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

         9.5      COUNTERPARTS.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

         9.6      RECITALS, SCHEDULES AND ANNEXES.

                  The recitals, schedules and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

         9.7      CONSTRUCTION.

                  (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

                  (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

         9.8      GOVERNING LAW.

                  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

         9.9      GUARANTEE.

                  The Guarantor hereby fully, completely, unconditionally and irrevocably guarantees the full and prompt performance by Purchaser of all Purchaser's covenants, agreements, obligations and liabilities under and pursuant to this Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

                                          PURCHASER:
                                          U. S. Plastic Lumber Ltd.

                                          By:
                                             --------------------------------
                                          Its:
                                              -------------------------------


                                          GUARANTOR:

                                          U.S. Plastic Lumber Corporation

                                          By:
                                             ---------------------------------
                                          Its:
                                              --------------------------------

                                          SHAREHOLDERS:

                                          ---------------------------------
                                          Andrew Stephens

                                          ---------------------------------
                                          Robert Thompson

                                          ----------------------------------
                                          Michael Dahl

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
--------

Exhibit A         List of Shareholders and allocation of consideration
Exhibit B         Registration Rights Agreement
Exhibit C         Convertible Secured Debenture
Exhibit D-1       Unconditional Guaranty
Exhibit D-2       Unconditional Guaranty
Exhibit E         Permitted Liens
Exhibit F         Transaction Documents
Exhibit G         Employee Agreements

SCHEDULES
---------

3.3               Consents
3.4               Conflicts
4.1(a)            Foreign Corporation Status
4.1(b)            Subsidiaries
4.2               No Conflicts
4.3               Capitalization
4.4(a)            Financial Statements
4.4(b)            Non-GAAP Adjustments
4.5(a)            Liens
4.5(b)            List of Tangible Personal Property
4.5(c)            List of Real Property Leases
4.5(d)            Condition
4.5(e)            Realty representations
4.6               Accounts Receivable
4.7               Inventories
4.8(a)            List of Patents and Trademarks
4.8(b)            Registered Rights
4.8(c)            Licenses
4.9(a)            List of Banks
4.9(b)            Insurance Policies
4.10(a)  Indebtedness
4.10(b)  Guaranties
4.11              Judgments
4.12              Income Taxes
4.14              Employee Benefit Plans
4.15              Undisclosed Liabilities
4.16              Permits
4.18              Consents
4.19(a)  Sales Orders
4.19(c)  Sales Representatives
4.19(d)  Non-Compete Agreements

4.19(e)  Contracts (inside)
4.19(f)           Contracts (outside)
4.19(g)  Legality
4.20              Absence of Changes
4.21(a)  List of Employees
4.21(b)  Labor Agreements
4.22              Affiliation
4.23(a)  Customer Lists
4.23(b)  Supplier Lists
4.24              Compliance with Law
4.25              Product Return
4.26              Warranties
4.28              Hazardous Materials
5.1               List of Guarantor's Subsidiaries
5.2               Capitalization Table
5.6               Off Balance Sheet Liabilities
5.7               Absence of Changes
5.9               Compliance of Laws